Sino Gas
First Quarter 2008 Results
May 20, 2008

Operator: Ladies and gentlemen, thank you for standing by and welcome to the Sino Gas First Quarter 2008 Results Conference Call. During today's presentation all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. If you have a question please press the star followed by the one on your touch tone phone. If you would like to withdraw your question you may do so at any time by pressing the star followed by the two. If you are using speaker equipment please lift the handset before making your selection. This conference is being recorded today, Tuesday, May 20th, 2008. I would now like to turn the conference over to Mr. Valter Pinto of HC International. Please go ahead.

Valter Pinto: Thank you, operator, and good morning. Thank you for joining us for the Sino Gas 2008 First Quarter Earnings Conference Call. Joining us today from Sino Gas located in China is Mr. Yuchuan Liu, Chairman and CEO, Mr. Yong Zhang, CFO, and Miss Baolin Wang, Finance Manager Mr. Zhang will provide an overview of first quarter financial results and then give additional insight into the company's recent developments.

Before we get started I read the Safe Harbor statement regarding today's conference call. This conference call may contain forward-looking statements concerning Sino Gas. Sino Gas International Holdings Inc. is referred to herein as we or our. The words or phrases would be, will allow, expect to, intends to, will likely result, are expected to, will continue, is anticipated, estimate, or similar expressions are intended to identify forward-looking statements. Such statements include those concerning our expected financial performance, our corporate strategy, and operational plans. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including the general economic conditions in China including regulatory factors, whether we are able to manage our planned growth efficiently and operate profitable operations, including whether our management and staff manage and exploit existing and potential market opportunities. Unless otherwise required by ethical law we do not undertake and we specifically disclaim any obligation to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. All forward-looking statements are expressly qualified in their entirety by this cautionary statement, and the risk factors detailed in the company's most current report on Form 14-C filed February 11, 2008 with the SEC at www.sec.gov. Sino Gas undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this conference call. For those of you unable to listen to the entire call at this time an audio replay of this call will be available for 14 days. Information about the replay is available in the press release issued yesterday. Please contact our office directly if you have any questions at 914-669-0222. With that I'd like to now congratulate the company on their impressive growth during the quarter and turn the call over to Yong Zhang, CFO of Sino Gas. Yong, the floor is yours.

Yong Zhang: Thanks, Valter. First I would like to thank everybody who is joining us today. I would like to start with a brief introduction of Sino Gas. The company was established in 1999 and is headquartered in Beijing, China. Sino Gas in a natural gas services operator, engaged primarily in the investment operation and the management of the city's gas supply infrastructure, distribution of our natural gas to residential and industry users, construction and operation gas basis (inaudible) and application of natural gas latest technologies. Currently Sino Gas owns and operates 24 natural gas distribution systems serving approximately 87,500 residential in the five commercial and industry customers. We all exclude the variety to distribute natural gas in 27 cities for a duration of 25 years. Our facilities include approximately 700 kilometers of pipeline delivery network including delivery costs with a designed daily capacity of approximately 70,000 cubic meters of natural gas.

We acquire or establish a natural gas distribution system in a new city under 25 or 30 years (unintelligible) small to medium sized cities in provinces in China. The combination of initial revenue from connection fees and natural gas usage parties, connection fees cover acquisition or construction cost, while gas users charges provide the company reoccurring revenues. As a part of our strategic growth plan we will continue to acquire and establish small to medium sized natural gas distribution system in over 1,000 cities in throughout China.

Natural gas is a convenient source of heating and cooking in China with competitive costs compared to coal and (inaudible). Natural gas is a safe, clean energy source that is supported by Chinese government as a way to reduce pollution and reliance on (inaudible).

Now I will discuss the year 2008 first quarter results. Total revenues were approximately $4.3 million US for the three months ended March 31, 2008 as compared to approximately $2.4 million for the three months ended March 31, 2007. An increase of approximately $1.9 million or 78%. The significant increase in revenues was due to connection fees and for constructing connections to our natural gas distribution network and the gas bills from new customers. During the first quarter we connected 4,590 new residential household for our natural gas distribution network, which resulted in total connection fees of approximately $1.35 million. An increase of approximately 120% compared to connecting 2,260 new residential household and the total connection fee of $0.62 million in the first quarter of 2007. Gas sales were 9.45 million cubic meter or approximately $3 million with 49% sales from existing customers and 51% from new customers, representing an increase of approximately 121% from 6.32 million cubic meters over $1.82 million in the same period of 2007.

During the quarter Beijing Chenguang acquired in January 2007 connected 540 new residential household and contributed approximately $0.15 million to our revenue. The first quarter as usual is seasonally a weak quarter for connecting new customers with most construction projects stop during quarter due to the cold weather and the Chinese New Year. New construction project typically start in March which like to us (sp?) more benefit to put the quarter connection fees.

Gas sales increased approximately 121% during the quarter. Gas sales to industry users had strongest growth during the quarter, increased 100% to $0.89 million in the first quarter of 2008 from $0.44 million in the same period in 2007. Gas sales to residential and commercial users increased approximately 17% from $0.55 million to $0.64 million and 76% from $0.83 million to $1.47 million respectively. Beijing Chenguang sold 5.1168 million cubic meters of gas during the three months ended March 31, 2008 resulting in approximately $1.48 million, approximately 50% of our total gas sales. Cost of goods sold for the first quarter ended March 31, 2008, which includes labor connections cost and cost per cubic meter of gas from the main pipelines for the sale was approximately $3 million, representing an increase of 62% from $1.84 million in the same period in 2007. Cost of the connection during the three months ended March 31, 2008 increased 226%, $20.43 million or 14% of total cost of revenue while cost of gas sales increased approximately 49% to $2.55 million or 86 for the total cost of revenues.

Gross profit for the three months ended March 31, 2008 was $1.4 million, an increase of approximately 128% from the first quarter of 2007. Gross margins were 32% compared to 25% for the first quarter of 2008 and 2007 respectively. The increase in gross profit was attributed to an increase in number of a high margin connection fees from new customers (inaudible).

Operating expenses for the three months ended March 31, 2008 were $1 million, up 104% from $0.5 million for the same period in 2007. Selling and marketing expenses in the three months ended March 31, 2008 were $180,700 or approximately 4.8% of our net revenues compared with $56,198 or 2.3% of net revenues in the same period of 2007. General and administration expenses for the period increased to approximately $0.83 million from approximately $0.44 dollars in the first quarter of 2007. The increase was primarily due to the company's sixth new subsidiaries incorporated in the second half of the year 2007, which resulted in increased payroll, employee benefits, and travel expense in the first quarter of 2008.

Operating income for the first quarter of 2008 totaled approximately $351,490 compared to $103,025 for the same period of 2007, a 221.2% increase. Operating margins were 8.1% and 4.2% for the first quarter of 2008 and 2007 respectively. Taxes during the quarter were 174 -- about 174,017 compared to $16,865 for the same period in 2007. The reason of the increased income tax expense is due to the adjustment of the companies and price income tax rates, prepayment rate, from 7.5% in 2007 to 25% currently. In 2008 the company's EIT is 25%.

Net income was approximately $0.15 million for the three months ended March 31, 2008, a 29% increase compared to $0.12 million for the three months ended March 31, 2007. Fully diluted earnings per share were $0.007 compared to 0.004 for the first quarter of 2008 and 2007 respectively, with 22 million and 28.7 million shares.

Now I would like to cover some highlights from our balance sheet. As of March 31, 2008 the company had $8 million in cash and equivalents. Accounts receivable increased slightly to $6.2 million as of March 31, 2008 from $7.3 million as of December 31, 2008 due to our improved collection efforts and tighter credit policy.

Now I would like to give you some background of our recent acquisitions. In February 2008 we signed a three month (sp?) agreement with a Baoding gas company in Baoding public utility group in Baoding, Hebei province. According to the agreement we will provide 30 million RMB to cover their (inaudible) expenses in the conversion of Baoding's gas from a government utility to state-owned and operated. Baoding is the largest city in Hebei province and one of the important city in China. With regional -- with a population in that region over 11 million people, but its urban citizens 6 million. Sino Gas plans to acquire Baoding Gas after this conversion is complete and 30 million RMB spend by the company will become part of the acquisition of $30 million.

On April 22, 2008 we entered into an agreement with (inaudible) investment company, a Chinese state owned company, with a registered capital of $117.1 million and (inaudible) also a Chinese state owned company with registered capital of $1.14 million, (inaudible) billion. (Inaudible) new limited liability company to operate in the city of Cheching, Hunan (sp?) province. The company will hold a 39% equity interest in this joint venture. The initial registered capital of joint venture is $12.29 million. We are entitled to appoint three members of the total five member board of directors of the joint venture. In addition, the general manager of the joint venture will be designated by Sino Gas.

On April 21, 2008 we entered into an agreement with (inaudible) Natural Gas, a limited liability company organized under the laws of the PRC to acquire all capital stock of Pungsha (sp?) for cash. The purchase price of the acquisition is $4.66 million. Pungsha is a regional natural gas distributor in the (inaudible) natural gas distribution network in China's (inaudible) province.

During the quarter we continued to see strong support from the Chinese government, who is making significant investments to give us natural gas distribution infrastructure throughout China. (Inaudible) pipelines have been built across China for natural gas access by big cities and then 65 natural gas terminals are being built to ensure sufficient supply.

Many small to medium sized cities that are away from major pipelines still have no access to natural gas. With the regular urbanization and a strong economic growth and rising income levels and more in the medium sized cities, we will keep focusing on tier two and tier three cities with substantial growth in population and household numbers.

Before I close I would like to mention that on May 12, 2008 China's strongest earthquake in 58 years struck Sichuan province, none of our employees were injured and believe our production will not be affected by this disaster. With that we would like to thank everyone for participating in today’s call for your continued interest in Sino Gas. We will keep communication with you quarterly via these conference calls, company releases, and look forward to meeting many of you when we visit the United States in the near future. We look forward to updating you on Sino Gas second quarter of 2008 results in August. We will now open the call to any questions you may have. Operator?

Operator: Thank you. Ladies and gentlemen, as a reminder, if you'd like to ask a question please press the star followed by the one on your touch tone phone. You may withdraw your question at any time by pressing the star followed by the two. If you are using speaker equipment please lift the handset before pressing the numbers. Once again, ladies and gentlemen, if you would like to ask a question, please press the star followed by the one on your touch tone phone. One moment please for your first question. Our first question comes from the line of Jeff Davidowitz with Penn Footwear. Please go ahead.

Jeff Davidowitz: Hello, gentlemen. Congratulations on the quarter. What is the timeline for the Baoding project to convert to a state-owned utility? And then your timeline to be able to acquire that?

Yong Zhang:  Could you give me a second to translate for Mr. Lui, who will answer this question, okay? (Chinese spoken).

Yuchuan Liu: (Chinese spoken).

Yong Zhang: In June or July.

Jeff Davidowitz: In June or July you will have converted to a state-owned enterprise?

Yong Zhang: Yes.

Jeff Davidowitz: And then, how long will it take to convert for you to acquire it?

Yong Zhang: (Chinese spoken).

Yuchuan Liu: (Chinese spoken).

Yong Zhang: We needed two or three months because we were (inaudible) to work on that.

Jeff Davidowitz: Okay, thank you very much.

Yong Zhang: Okay.

Operator: Thank you. Ladies and gentlemen, if you would like to ask a question please press the star followed by the one on your touch tone phone. You may withdraw your question at any time by pressing the star followed by the two. If you are using speaker equipment please lift the handset before making your selection. Once again, ladies and gentlemen, if there are additional questions, please press the star followed by the one on your touch tone phone. You may withdraw you question at any time by pressing the star followed by the two. If you are using speaker equipment, please lift the handset before making your selection. And we have no further questions. I'd like to turn the call back over to management for closing remarks.

Yong Zhang: Again, I want to thank everyone for joining us today. We look forward to updating you on our year-end results in September. Bye.

Operator: Ladies and gentlemen, that does conclude our Sino Gas First Quarter 2008 Results Conference Call. This conference is available for replay. If you would like to access the replay you may do so by dialing 303-590-3030 and entering in the pass code number of 3881346. You may also dial 1-800-406-7325. Those telephone numbers again are 303-590-3030 and 1-800-406-7325, and entering the pass code number of 3881346. Ladies and gentlemen, that does conclude our conference. Thank you for your participation. You may now disconnect.